PUBLIC UTILITY COMMISSION
                   Harrisburg, PA  17105-3265



                                         Public Meeting held
 July 13, 2000



 Commissioners Present:

      John M. Quain, Chairman
      Robert K. Bloom, Vice Chairman
      Nora Mead Brownell
      Aaron Wilson, Jr.
      Terrance J. Fitzpatrick



 Application of Pennsylvania Power Company for (1) a    Docket
 No.:
 Certificate of Public Convenience Authorizing the      A-
 110450F0016.
 Transfer of Certain Transmission Assets to American
 Transmission Systems, Inc., and (2) Approval of Certain Affiliated Interest Agreements Necessary to Effect the Transfer.



                            O R D E R

 BY THE COMMISSION:

           We adopt as our action the Recommended Decision of Administrative Law Judge James D. Porterfield dated May 31,
 2000; THEREFORE,

           IT IS ORDERED:

           1. That the Application of Pennsylvania Power Company, at Docket No. A-00110450F0016, to transfer certain transmission assets and to obtain approval of certain affiliated interest agreements, both described in the Application, be and hereby is approved and granted, subject to the terms and conditions of the Joint Petition for Settlement.

           2. That a Certificate of Public Convenience be issued to Pennsylvania Power Company giving effect to the Application, as approved, and authorizing the transfer of the described assets.






           3. That as part of the grant and approval of the Application, the following identified affiliated interest agreements, attached to the Application, be and hereby are approved: Attachment A (a bill of sale designed to convey title to the involved transmission assets), Attachment B (an operating agreement permitting and requiring American Transmission Systems, Inc., to operate the involved assets), Attachment C (a ground lease allowing American Transmission Systems, Inc., to use land and rights of way owned by Pennsylvania Power Company for a term of 50 years), and Attachment D (an interest-bearing promissory note [at 7.75 percent per annum] given to Pennsylvania Power Company by American Transmission Systems, Inc., in the principal amount of $34 million).

           4. That the Joint Petition for Settlement entered into between the Pennsylvania Power Company, Applicant, and the Office of Consumer Advocate, Protestant and Intervenor-the only parties to the proceeding-be and hereby is granted.

           5.   That the terms and conditions of the Joint
 Petition for Settlement be and hereby are approved and adopted.

           6.   That the application proceeding at Docket No. A-
 110450F0016 be terminated and the record marked "closed."




                                         BY THE COMMISSION,



                                         James J. McNulty
                                         Secretary



 (SEAL)

 ORDER ADOPTED:  July 13, 2000

 ORDER ENTERED:  July 14, 2000